TEGAL CORPORATION REPORTS FISCAL 2008 NET INCOME
OF $2.48 PER DILUTED SHARE AND $2.18 FOR THE FOURTH QUARTER

Third consecutive quarter of profitability; Q4’08 included $2.04 per diluted share of non-recurring income

Petaluma, Calif., June 16, 2008 — Tegal Corporation (NASDAQ: TGAL), a leading designer and manufacturer of plasma etch and deposition systems used in the production of integrated circuits and nanotechnology devices, today announced financial results for the fourth quarter and fiscal year 2008, which ended March 31, 2008.  Senior management will conduct an investor conference call to discuss these results and the Company’s financial outlook in more detail today, June 16, 2008 at 2:00pm PDT.  More information about the conference call is provided below.

Fiscal 2008 Highlights

•
Fiscal year 2008 revenues were $32.9 million, an increase of 47.9% over the prior fiscal year.  Gross margins were 42.6%, compared to 24.8% in the prior year.  Operating income for fiscal 2008 was $1.6 million and net income was $18.1 million or $2.48 per diluted share.  Fourth quarter net income included other income of $15.0 million, resulting primarily from the final settlement of a fee dispute with the Company’s attorneys.

•	The Company’s cash balance at the end of the fiscal year was $19.3 million, compared to $25.8 million at the end of fiscal 2007, and $19.8 million at the end of the third quarter of fiscal 2008.

•
In March 2008, the Company signed a distributor agreement with WESI Technology (China), a joint-venture between WKK and ECI Technology, Inc., for the sales, service and technical support of its products in China and Taiwan.

•
Following fiscal year end, the Company announced a Beta site agreement with a leading High-Brightness LED manufacturer which will include the shipment of a Compact 360 NLD system early in the second quarter of fiscal 2009.

“Fiscal 2008 was the culmination of a successful three-year effort to turn our Company around.  I want to thank our shareholders for their support and personally thank our employees whose hard work and perseverance made all of the difference,” said Thomas Mika, Chairman, President and CEO of Tegal Corporation.  “We were fortunate this year to be able to overcome a strong headwind in the semiconductor capital equipment market, due largely to our focus on faster growth, non-mainstream device markets.  Compared to many of our competitors, including companies much larger than Tegal, we are in an enviable position of having a relatively strong balance sheet, a lean organization, and the needed flexibility to prosper in a challenging environment.”

Financial Results

Fourth quarter revenues were $7.4 million, up 19.5% from $6.2 million in the same period of the prior year.  Revenues for fiscal 2008 were $32.9 million, compared to $22.3 million in the prior fiscal year – an increase of 47.9%.

Fourth quarter gross margins were 50.6%, compared to 31.5% in the same quarter one year ago.  Fiscal 2008 gross margins were 42.6%, compared to 24.8% in 2007.

Operating income for the fourth quarter was $0.8 million, compared to a loss of ($2.0) million in the same quarter one year ago.  The Company’s operating income for the full year was $1.6 million, compared to an operating loss of ($13.4) million in fiscal 2007.  Operating expenses during the fiscal year included approximately $1.6 million for non-cash charges for depreciation, amortization, and stock compensation expense.

Tegal reported a net income of $15.2 million, or $2.18 per diluted share, for the quarter, compared to a net loss of ($2.0) million, or ($0.28) per share in the comparable quarter one year ago.

Cash at the end of the fiscal fourth quarter of 2008 was $19.3 million, down $6.5 million from the same quarter one year ago.

Investor Conference Call

The company will host a conference call for investors today (Monday, June 16) at 5:00 p.m. EDT / 2:00 p.m. PDT.  The dial-in phone numbers are 800/901-5218 or 617/786-4511.  Investors should reference passcode 53323889.  A digital recording will be made available two hours after the completion of the conference call, and it will be accessible through midnight on Monday, June 23, 2008. To access, investors should dial 888/286-8010 or 617/801-6888 and enter passcode: 25258540.  The conference call also will be available live via the Investor Section of the Company’s website at: www.tegal.com.  A replay of the teleconference, along with a copy of the Company’s earnings release, will be available on the Company’s website, as well.

Safe Harbor Statement

Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project" or similar expressions.  These forward-looking statements are subject to risks, uncertainties and assumptions about the Company including, but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of the Company's products and services.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.  For a further discussion of these risks and uncertainties, please refer to the Company's periodic filings with the Securities and Exchange Commission.

About Tegal

Tegal provides process and equipment solutions to leading edge suppliers of advanced semiconductor and nanotechnology devices.   Incorporating unique, patented etch and deposition technologies, Tegal’s system solutions are backed by over 35 years of advanced development and over 100 patents.  Some examples of devices enabled by Tegal technology are energy efficient memories found in portable computers, cell phones, PDAs and RFID applications; megapixel imaging chips used in digital and cell phone cameras; power amplifiers for portable handsets and wireless networking gear; and MEMS devices like accelerometers for automotive airbags, microfluidic control devices for ink jet printers; and laboratory-on-a-chip medical test kits.

For more information about Tegal Corporation, visit: www.tegal.com

Contact:

Tegal Corporation
Christine Hergenrother (Vice President & CFO), 707/763-5600
or
The Blueshirt Group
Gina DeBoutez, 415/217-7722
Chris Danne, 415/217-7722

Tegal Q4 2008 Earnings Release

 TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
 (Unaudited)
 (In thousands)

ASSETS

	March 31,	March 31,
	2008	2007
Current assets:
Cash and cash equivalents	$19,271	$25,776
Trade receivables, net	6,758	6,634
Inventories	11,056	5,567
Prepaid expenses and other current assets	788	991
Total current assets	37,873	38,968
Property and equipment, net	1,213	1,351
Intangible assets, net	903	1,161
Other assets	90	176
Total assets	$40,079	$41,656
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$14	$10
Accounts payable	1,469	1,974
Product warranty	1,770	1,101
Accrued expenses and other current liabilities	3,644	3,590
Litigation Suspense	−	19,500
Deferred revenue	252	1,064
Total liabilities	7,149	27,239
Stockholders’ equity:
Common stock	72	71
Additional paid-in capital	123,567	122,473
Accumulated other comprehensive income	(446)	240
Accumulated deficit	(90,263)	(108,367)
Total stockholders’ equity	32,930	14,417
	$40,079	$41,656

Tegal Q4 2008 Earnings Release

 TEGAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008	2007

Revenue	$7,382	$6,197	$32,925	$22,263
Cost of revenue	3,649	4,242	18,911	16,736
Gross profit (loss)	3,733	1,955	14,014	5,527
Operating expenses:
Research and development	1,060	1,507	3,705	4,646
Sales and marketing	955	952	4,163	3,909
General and administrative	962	1,497	4,551	10,347
Total operating expenses	2,977	3,956	12,419	18,902
Operating income (loss)	756	(2,001)	1,595	(13,375)
Other income (expense)	14,959	(4)	17,013	162
Net income (loss) before taxes	15,715	(2,005)	18,608	(13,213)
Income taxes	500	−	504	−
Net income (loss) after taxes	$15,215	$(2,005)	$18,104	$(13,213)
Net income (loss) per share, basic	$2.19	$(0.28)	$2.53	$(1.87)
Net income (loss) per share, diluted	$2.18	$(0.28)	$2.48	$(1.87)
Shares used in per share computation:
Basic	7,172	7,107	7,159	7,065
Diluted	7,196	7,107	7,288	7,065

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